Pope Resources Announces 29% Increase In Quarterly Distribution

POULSBO, Wash., June 1, 2012 /PRNewswire/ -- Pope Resources (NASDAQ: POPE) announced today a quarterly distribution of $0.45 per unit, effective for unitholders of record on June 15, 2012 and payable on June 29, 2012. This represents a $0.10, or 29%, increase from the prior quarterly distribution of $0.35 per unit. "We are pleased to announce this increase in our distribution payout, which recognizes confidence in our cash flow generating capabilities and the continued improvement in all of our markets," said David L. Nunes, President and CEO.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Pope Resources' distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Pope Resources' distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax result.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 178,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate two timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: Tom Ringo, VP & CFO, 360.697.6626, Fax 360.697.1156